DIGITAL POWER REPORTS FINANCIAL RESULTS FOR THE THIRD
QUARTER ENDED SEPTEMBER 30, 2003; CHANGES TO
MANAGEMENT TEAM

FREMONT, Calif., November 14, 2003, Digital Power Corporation (Amex: DPW - News) (herein "Digital Power") today announced financial results for its three and nine months ended September 30, 2003.

As a reflection of the previously reported soft market for the Company's products, for the quarter ended September 30, 2003, the Company's revenues decreased 27.8% to $1,609,000 from $2,230,000 for the quarter ended September 30, 2002. An operating loss of $246,000 for the third quarter of 2003 was reported, compared to an operating loss of $166,000 for the third quarter last year. A net loss for the three months ended September 30, 2003 was $194,000, compared to net income of $104,000 for the three months ended September 30, 2002.

For the nine months ended September 30, 2003, revenues decreased 21.2% to $5,338,000 from $6,772,000 for the nine months ended September 30, 2002. The net loss for the nine months ended September 30, 2003 was $574,000 compared to a net loss of $86,000 for the same period of 2002.

David Amitai, President and CEO stated, "While the results for the third quarter are below expectations, we believe that Digital Power is poised to begin a new growth cycle. The portfolio of new designs developed over the last two years are now at or near completion. The Company now has the broadest and most diversified product offering it has ever had, from low power externals through the high-end 1800 watt "Strongbox", CompactPCI's, and the industry's highest power density 175 watt and 300 watt switchers, the eF175 and eF306. We are winning design-ins on these products at strategically important accounts."

Mr. Amitai, further stated "In order to capitalize on these important opportunities, I am pleased to announce that with our Board's full backing, Digital Power has decided to recruit an industry professional for the position of President and CEO to lead the Company's operational activities to allow us to best take advantage of growth opportunities in the US markets. This will allow me to concentrate on the long-term vision and strategic plan for the Company in the newly created position of Executive CEO reporting to the Board effective November 17, 2003." Digital Power will immediately seek candidates for the position of CEO and President. Concurrent with Mr. Amitai's appointment to Executive CEO, Digital Power has appointed Mr. Robert O. Smith effective November 17, 2003 as interim CEO and President to take advantage of his prior experience and contacts with the Company.

Digital Power designs, develops, manufactures, markets and sells switching power supplies to telecommunications, datacom, test and measurement equipment, office and factory automation and instrumentation manufacturers. Digital Power's
headquarters  are  located  at  41920  Christy  Street,   Fremont,   California,
94538-3158; phone number 510-657-2635.
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The  foregoing  contains  forward-looking  statements,   which  are  subject  to
contingencies and uncertainties, which are set forth in Digital Power's filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, the statement that our newly designed products will result in increased revenues at strategically important accounts. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.


Digital Power Corporation

    Financial Data
    (In thousands except for per share amounts)

                                         Three months          Nine Months
                                     Ended September 30,    Ended September 30,
    Statement of Operations Data     2003      2002         2003          2002

    Revenues                        $1,609   $2,230       $5,338       $6,772
    Operating loss                    (246)    (166)        (659)        (328)
      Income(loss) before taxes on income
            (tax benefit)             (241)     113         (647)         (37)
      Net income(loss)                (194)     104         (574)         (86)

    Net income(loss) per share
      Basic and diluted             $(0.04)   $0.02       $(0.11)      $(0.02)


                                    As of September 30,
    Balance Sheet Data               2003       2002

    Working capital                 $2,956     $2,240
    Total assets                     4,785      5,238
    Shareholders' equity             3,310      2,717